CONTACT: Joseph K. Belanoff, M.D. Chief Executive Officer Corcept Therapeutics 650-327-3270 IR@corcept.com www.corcept.com

Corcept Therapeutics Announces Positive Results from its Proof of Concept Study Evaluating the Ability of CORLUX® to Mitigate Weight Gain Associated With Olanzapine

Menlo Park, Calif., (June 21, 2007) -- Corcept Therapeutics (NASDAQ:CORT) today announced that preliminary top line results indicated a statistically significant reduction in weight gain in those subjects who took olanzapine plus CORLUX compared to those who took olanzapine alone in a randomized, two week, double-blind, placebo controlled, proof of concept study.

In this study, 57 lean, healthy men (body mass index of 25 or less) were randomized to receive either olanzapine plus placebo (n=22), olanzapine plus CORLUX (n=24) or CORLUX plus placebo (n=11). This study took place in an institutional setting where daily weights were recorded and a range of metabolic parameters were measured. In the two week study, subjects in the olanzapine alone group gained an average of 2.5 pounds more than subjects in the olanzapine plus CORLUX group and 2.2 pounds more than subjects in the CORLUX alone group, highly statistically significant differences (p<.001). The difference in weight gain trajectory was apparent in the first days of the study, reaching statistical significance during the first week. A preliminary review also indicates that for those patients who experienced a rise in fasting insulin and rise in triglycerides while taking olanzapine, the addition of CORLUX appears to have a beneficial effect; further analyses of these variables will be completed in the coming weeks. Although no unexpected study drug related adverse events were seen in any group, a complete review of all safety data has not yet been completed.

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus.

"Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol. It is possible that a cortisol receptor antagonist like CORLUX may affect these characteristics in patients who take atypical antipsychotic medication" said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept. "This study begins to give us some insight into the possible causes of weight gain associated with atypical antipsychotic medications, and potentially may lead us towards a treatment."

Corcept previously announced results from two preclinical studies conducted in a rat model of olanzapine induced weight gain. These studies demonstrated that CORLUX reduced both the weight gain associated with ongoing olanzapine use and prevented the weight gain associated with the initiation of treatment with olanzapine. "Because findings in animal studies do not always translate into human experience, we are pleased to see that the effect of CORLUX in our proof of concept study appears to replicate the experimental animal data,” said Robert L. Roe, M.D, President of Corcept.

Eli Lilly and Company supported this proof of concept clinical study through an Investigator Initiated Trial grant and provided olanzapine for the study.

The combination of olanzapine and CORLUX is not approved for any indication and Lilly has no plans to pursue the use of combination CORLUX and olanzapine commercially. The purpose of this study was to explore the hypothesis that GR-II antagonists might mitigate weight gain associated with atypical antipsychotic medications.

Intellectual Property Portfolio

Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of severe psychotic and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medications. The company has also discovered and filed patents for three different series of compounds which block cortisol's activity at the GR-II receptor but do not block the progesterone receptor. "Eventually, we hope to test and develop our new GR-II antagonists in a wide variety of disorders including the mitigation of weight gain associated with atypical antipsychotics," said James N. Wilson, Chairman of the Board of Corcept.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for severe psychiatric and metabolic disorders. The company’s lead program is the development of CORLUX for the treatment of the psychotic symptoms of psychotic depression. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development programs, and its spending plans. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements.  For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that the investigations for future clinical trials will be completed, or that Corcept will pursue further activities with respect to clinical development of CORLUX.  These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov).  We disclaim any intention or duty to update any forward-looking statement made in this news release.